Exhibit 107.1
CALCULATION OF REGISTRATION FEE
Form
S-8
(Form Type)
Intellia Therapeutics, Inc.
(Exact name of Registrant as Specified in its Charter)
Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the Intellia Therapeutics, Inc. 2025 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	22,853,528 shares (2)	$7.60 (3)	$173,686,812.80 (3)	$0.00015310	$26,591.46

Total Offering Amounts					$173,686,812.80		$26,591.46

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$26,591.46
(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	Represents 22,853,528 shares of Intellia Therapeutics. Inc. Common Stock reserved for issuance under the Registrant’s 2025 Equity Incentive Plan.
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $7.60, the average of the high and low price of the Registrant’s Common Stock as reported on the NASDAQ Global Market on June 5, 2025.